STRUCTURED ASSET SECURITIES CORPORATION
              MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 1999-ALS1



                                 TERMS AGREEMENT
                                 ---------------


                                                       Dated:  February 24, 1999



To: Structured Asset Securities Corporation, as Depositor under the Trust Agreement dated as of February 1, 1999 (the "Trust Agreement").

Re: Underwriting Agreement Standard Terms dated as of April 16, 1996 (the "Standard Terms," and together with this Terms Agreement, the "Agreement").

Series Designation:  Series 1999-ALS1.
------------------

Terms  of  the  Series  1999-ALS1  Certificates:   Structured  Asset  Securities
-----------------------------------------------
Corporation, Series 1999-ALS1 Mortgage Pass-Through Certificates, Class 1-A, Class 1-AP, Class 2-A, Class 2-AP, Class 2-AX, Class 3-A, Class 3-AP, Class 3-AX, Class B1, Class B2, Class B3, Class B4, Class B5, Class B6 and Class R (the "Certificates") will evidence, in the aggregate, the entire beneficial ownership interest in a trust fund (the "Trust Fund"). The primary assets of the Trust Fund consist of two pools of fixed rate, conventional, first lien residential mortgage loans (the "Mortgage Loans"). Only the Class 1-A, Class 1-AP, Class 2-A, Class 2-AP, Class 2-AX, Class 3-A, Class 3-AP, Class 3-AX,
Class B1, Class B2, Class B3 and Class R Certificates (the "Offered Certificates") are being sold pursuant to the terms hereof.

Registration Statement:  File Number 333-68513.
----------------------

Certificate  Ratings: It is a condition of Closing that at the Closing Date: the
--------------------
Class 1-A, Class 2-A and Class 3-A Certificates be rated "AAA" by each of Duff & Phelps Credit Rating Co. ("DCR"), Fitch IBCA, Inc. ("Fitch"), and Standard & Poor's Rating Services, a division of The McGraw-Hill Companies, Inc. ("S&P," which together with DCR and Fitch, the "Rating Agencies"); the Class 1-AP, Class 2-AP, Class 2-AX, Class 3-AP and Class 3-AX Certificates be rated "AAA" by each of DCR and Fitch and "AAAr" by S&P; the Class B1 Certificates be rated "AA" by each of DCR, Fitch and S&P; the Class B2 Certificates be rated "A" by DCR; and the Class B3 Certificates be rated "BBB" by DCR.

Terms of Sale of Offered  Certificates:  The Depositor  agrees to sell to Lehman
--------------------------------------
Brothers Inc. (the "Underwriter") and the Underwriter agrees to purchase from the Depositor, the Offered Certificates in the principal amounts and prices set forth on Schedule 1 annexed hereto. The purchase price for the Offered Certificates shall be the Purchase Price Percentage set forth in Schedule 1 plus accrued interest at the initial interest rate per annum from and including the Cut-off Date up to, but not including, the Closing Date.

The Underwriter will offer the Offered Certificates to the public from time to time in negotiated transactions or otherwise at varying prices to be determined at the time of sale.

Cut-off Date:  February 1, 1999.
------------

Closing Date:  10:00 A.M.,  New York time, on or about February 26, 1999. On the
------------
Closing Date, the Depositor will deliver the Offered Certificates to the Underwriter against payment therefor for the account of the Underwriter.

     If the foregoing is in accordance with your understanding of our agreement, please sign and return to us a counterpart hereof, whereupon this instrument along with all counterparts will become a binding agreement between the Depositor and the Underwriter in accordance with its terms.

                                   LEHMAN BROTHERS INC.



                                   By:  /s/Stanley P. Labanowski
                                        ---------------------------------
                                        Name:   Stanley P. Labanowski
                                        Title:  Vice President


         Accepted:

STRUCTURED ASSET SECURITIES
  CORPORATION


By:  /s/Joseph J. Kelly
     ----------------------------
     Name:   Joseph J. Kelly
     Title:  Vice President

                                   Schedule 1


                                          Certificate              Purchase
                Initial Certificate        Interest                  Price
Class           Principal Amount(1)          Rate                 Percentage

Class 1-A          $152,951,000              6.90%                100.70312%
Class 1-AP              933,405              0.00%                 60.00000%
Class 2-A            76,965,000              6.75%                100.41900%
Class 2-AP              784,915              0.00%                 70.00000%
Class 2-AX                  (2)              0.15%                  0.37500%
Class 3-A            33,914,000              6.55%                100.29000%
Class 3-AP              844,678              0.00%                 65.00000%
Class 3-AX                  (2)              0.35%                  0.87500%
Class B1              8,662,000              6.90%                 99.20042%
Class B2              6,351,000              6.90%                 97.49896%
Class B3              2,741,000              6.90%                 91.58269%
Class R                     100              6.90%                100.00000%

---------------
1)   Approximate.
2) The Class 2-AX and Class 3-AX Certificates will have no Certificate Principal Amount and will accrue interest on a calculated aggregate National Amount described in the Prospectus Supplement.